Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-196007, 333-201048, 333-202830, 333-204770, and 333-204771 on Form S-8 of our report dated March 30, 2015 (October 30, 2015 as to paragraphs 9 through 36 of Note 20 and as to the effects of the discontinued operations on the financial statements as discussed in Note 19), relating to the financial statements of SCYNEXIS, Inc. appearing in this Current Report on Form 8-K of SCYNEXIS, Inc. filed on October 30, 2015.
/s/ Deloitte & Touche LLP
Raleigh, North Carolina
October 30, 2015